Exhibit 5.1

August 2, 2024

Illinois Tool Works Inc.

155 Harlem Avenue

Glenview, IL 60025

Ladies and Gentlemen:

I have acted as counsel for Illinois Tool Works Inc. (the “Registrant”) in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares (the “Shares”) of the Registrant’s common stock, par value $0.01 per shares, on a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Shares may be issued or delivered and sold in connection with the Illinois Tool Works Inc. 2024 Long-Term Incentive Plan (the “Plan”).

As Chief Governance Counsel and Assistant Secretary of the Registrant, I am familiar with the actions taken by the Registrant to authorize the registration of the Shares. I also participated in the preparation of the Registration Statement and have examined such other documents and legal authorities as I have deemed relevant for purposes of this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when issued or delivered and sold in accordance with the terms of the Plan, will be duly authorized, validly issued and fully paid and nonassessable.

I consent to the reference to my name under Item 5 in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Irene E. Song
Irene E. Song